Exhibit 99.1

BigCommerce Announces Closing of Initial Public Offering and Exercise in

Full of the Underwriters’ Option to Purchase Additional Shares

AUSTIN, Texas—August 7, 2020 – BigCommerce Holdings, Inc. (“BigCommerce”) today announced the closing of its initial public offering of 10,372,500 shares of its Series 1 common stock. The offering consisted of 7,877,500 shares of Series 1 common stock issued and sold by BigCommerce, including 1,027,500 shares of Series 1 common stock sold by BigCommerce pursuant to the exercise in full of the underwriters’ option to purchase additional shares of Series 1 common stock, and 2,495,000 shares of Series 1 common stock sold by the selling stockholders named in the prospectus, including 325,435 shares of Series 1 common stock sold by such selling stockholders pursuant to the exercise in full of the underwriters’ option to purchase additional shares of Series 1 common stock, in each case at an initial public offering price of $24.00 per share. BigCommerce did not receive any proceeds from the sale of shares by the selling stockholders. BigCommerce’s Series 1 common stock is listed on the Nasdaq Global Market under the ticker symbol “BIGC.”

Morgan Stanley and Barclays acted as lead book-running managers for the offering. Jefferies and KeyBanc Capital Markets acted as book-running managers for the offering. Canaccord Genuity, Needham & Company, Raymond James, and Truist Securities acted as co-managers for the offering.

A registration statement relating to these securities was filed with, and declared effective by, the Securities and Exchange Commission on August 4, 2020. The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from any of the following sources:

•	Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014; or
•	Barclays Capital Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: +1 888 603 5847, or email: Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading software-as-a-service (SaaS) ecommerce platform that empowers merchants of all sizes to build, innovate, and grow their businesses online. As a leading open SaaS solution, BigCommerce provides merchants sophisticated enterprise-grade functionality, customization, and performance with simplicity and ease-of-use. Tens of thousands of B2B and B2C companies across 120 countries and numerous industries use BigCommerce to create beautiful, engaging online stores, including Ben & Jerry’s, Skullcandy, Sony, and Woolrich. Headquartered in Austin, BigCommerce has offices in San Francisco, Sydney, and London.

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

Media Relations Contact

Rachael Hensley

PR@BigCommerce.com

ICR PR for BigCommerce

BigCommerceICRPR@icrinc.com

Investor Relations Contact

Rohit Giri

InvestorRelations@BigCommerce.com